SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




        Date of report (Date of earliest event reported) October 6, 2000

                        ROSEVILLE COMMUNICATIONS COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                                   California
                 (State or Other Jurisdiction of Incorporation)

                                0-556 68-0365195
           (Commission File Number) (IRS Employer Identification No.)

                211 Lincoln Street, Roseville, California 95678
              (Address of Principal Executive Offices) (Zip Code)

                                 (916) 786-6141
              (Registrant's Telephone Number, Including Area Code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.  Acquisition or Disposition of Assets.

         Two wholly-owned subsidiaries of Registrant, on the one hand, and AirTouch Cellular, D/B/A Verizon Wireless ("Verizon"), on the other, are the parties to a Purchase Agreement dated October 6, 2000 ("Purchase Agreement"), pursuant to which Verizon will acquire from Registrant a 24.167% limited partnership interest (the "Partnership Interest") in Sacramento-Valley Limited Partnership, a California limited partnership ("SVLP"). The Partnership Interest constitutes the entirety of any beneficial interest in SVLP held directly or indirectly by Registrant. Verizon Wireless currently owns 52.4% of and manages SVLP, with the remainder owned by Registrant and Centennial Cellular Corporation.

         SVLP provides cellular telephone services in Northern California and Nevada under the Verizon Wireless brand including in the following geographical areas: Sacramento, Stockton, Modesto, Chico, Redding and Yuba City, California and Reno, Nevada.

         The aggregate purchase price to be paid at closing to Registrant's subsidiaries for the Partnership Interest is approximately $236.2 million. Under the terms of SVLP's partnership agreement, before a limited partner may sell any part of the Partnership Interest, notice must be given to other parties of SVLP, which partner(s) then have a right of first refusal to purchase a pro rata portion of the Partnership Interest. Registrant has agreed under the Purchase Agreement to sell the entire Partnership Interest to Verizon and any partner of SVLP which exercises its right of first refusal to purchase a pro rata portion of the Partnership Interest.

         The closing of the transaction contemplated by the Purchase Agreement is subject to appropriate filings, if any, with the Federal Communications Commission. Registrant and Verizon believe that the closing will occur by November 1, 2000.

Item 7.  Financial Statements and Exhibits.

        (b)      Pro forma financial information:

     Registrant has accounted for the Partnership Interest using the equity method. Consequently, the Partnership Interest has been reflected as a discrete element in the "Investments and other assets" section of Registrant's consolidated balance sheets. Similarly, Registrant's pro rata portions of SVLP's earnings have been reported separately in the "Other income (expense)" section of its consolidated statements of income.

     Registrant believes that a limited number of easily understood pro forma adjustments result from the transaction contemplated by the Purchase Agreement, and Registrant furnishes the following narrative description of the unaudited pro forma effect of such transaction in lieu of the presentation of unaudited pro forma consolidated financial statements (in thousands, except per share amounts).

              After giving effect to the transaction contemplated by the Purchase Agreement, as if it had occurred on June 30, 2000, Registrant's unaudited pro forma consolidated balance sheet as of such date would reflect (1) an increase in cash and cash equivalents of $230,153, (which is net of a $6,000 cash payment made by one of the registrant's selling subsidiaries on July 31, 2000 for a .695% limited partnership interest in SVLP) resulting in a pro forma balance of $247,709 (2) an increase in deferred income tax assets of $6,126, resulting in a pro forma balance of $7,751, (3) an increase in total current assets of $236,279, resulting in a pro forma balance of $281,280, (4) the elimination of the investment in cellular partnership and a corresponding decrease in investments and other assets of $33,945, resulting in a pro forma balance of $12,620, (5) a net increase in total assets of $202,334, resulting in a pro forma balance of $552,661, (6) an increase in accounts payable and accrued liabilities and total current liabilities of $88,215, resulting in pro forma balances of $92,248 and $135,183, respectively, (7) a decrease in deferred credits and other liabilities of $2,377, resulting in a pro forma balance of $29,918, (8) increases in retained earnings and total shareholders' equity of $116,497, resulting in pro forma balances of $157,972 and $340,858, respectively, and (9) a net increase in total liabilities and shareholders equity of $202,334, resulting in a pro forma balance of $552,661.

     After giving effect to the transaction contemplated by the Purchase Agreement as if it had occurred on January 1, 1999, and excluding (1) the nonrecurring gain of $194,278 that would have been recognized if such transaction had occurred on January 1, 1999 and (2) any income that could have been earned or expenses that could have been avoided based upon management's use of the proceeds from this transaction, Registrant's unaudited pro forma consolidated  statement  of income for the year ended  December  31,  1999 would reflect the elimination of the equity in income of cellular partnership of $10,129 and corresponding decreases in total other income (expense), net and income before income taxes of $10,129 and decreases in income taxes, net income and basic and diluted earnings per share of $4,112, $6,017 and $.38, respectively, resulting in pro forma balances of ($56), $42,896, $17,163, $25,733 and $1.63, respectively.

      After giving  effect to the  transaction  contemplated  by the Purchase
Agreement  as if it had  occurred  on  January 1, 2000,  and  excluding  (1) the nonrecurring gain of $191,727 that would have been recognized if such transaction had occurred on January 1, 2000 and (2) any income that could have been earned or expenses that could have been avoided based upon management's use of the proceeds from this transaction, Registrant's unaudited pro forma consolidated statement of income for the six months ended June 30, 2000 would reflect the elimination of the equity in income of cellular partnership of $6,891 and corresponding decreases in total other income (expense), net and income before income taxes of $6,891 and decreases in income taxes, net income and basic and diluted earnings per share of $2,798, $4,093 and $.26, respectively, resulting in pro forma balances of ($417), $18,669, $7,494, $11,175 and $.71, respectively.

        (c) Exhibits

         Exhibit 2.1 Purchase Agreement dated October 6, 2000.

         Exhibit 99.1 Roseville Communications Company Press Release issued October 9, 2000.



                                        SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ROSEVILLE COMMUNICATIONS COMPANY
                                               (Registrant)

Date: October 20, 2000                  By: /s/ Brian H. Strom
                                        Brian H. Strom
                                        President and Chief Executive Officer